SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

Form 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	January 22, 2007

Tandy Leather Factory, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation

1-12368	75-2543540
(Commission File Number)	(IRS Employer Identification Number)

3847 East Loop 820 South, Fort Worth, Texas	76119
(Address of Principal Executive Offices)	(Zip Code)

(817) 496-4414
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Item 5.02. Departure of Directors or Principal Officers; Election of Directors.

On January 22, 2007, Michael A. Markwardt notified Tandy Leather Factory, Inc. of his resignation from the Company’s Board of Directors, effective immediately. Mr. Markwardt’s resignation was not due to any disagreement with the Company.

On January 22, 2007, the Board of Directors (the “Board”) of the Company, upon the recommendation of the Board’s Nominating Committee, unanimously elected Mr. L. Edward Martin, III as a director of the Company, effective January 23, 2007. Mr. Martin will serve as a director of the Company until the 2007 Annual Meeting of Stockholders of the Company or until his successor has been elected and qualified. The Board has determined that Mr. Martin meets the independent requirements of the American Stock Exchange. The Board has not yet determined the committees of the Board on which Mr. Martin will serve. Mr. Martin does not have any relationship with the Company that would require disclosure pursuant to Item 404(a) of the Securities and Exchange Commission Regulation S-K. Mr. Martin does not have a direct or indirect interest in any existing or currently proposed transaction to which the Company is or may become a party.

Mr. Martin currently serves as the Executive Vice President and Chief Operating Officer of The Dunlap Company, a private company operating a chain of 40 department stores in 8 states. He has held his current position since 2000. He joined The Dunlap Company in 1998 as Senior Vice President and General Counsel. From 1993 to 1998, Mr. Martin was an associate with Kelly, Hart & Hallman, P.C., a Fort Worth based law firm. He earned a law degree from the University of Texas School of Law in Austin, Texas in 1993. Mr. Martin is a Board Member of the Texas Retailers Association and a member of the State Bar of Texas. He also serves as a Board and Executive Committee Member of the Boys and Girls Clubs of Greater Fort Worth and is a member of the Young Presidents Organization.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TANDY LEATHER FACTORY, INC.

Date: January 23, 2007	BY: /s/ Ronald C. Morgan
Ronald C. Morgan, Chief Executive Officer
and President